Exhibit 10.19

EXECUTION COPY

MASTER INDUSTRIAL AGREEMENT

by and among

FIAT GROUP AUTOMOBILES S.p.A.,

FIAT POWERTRAIN TECHNOLOGIES S.p.A.,

FIAT NORTH AMERICA LLC,

and

NEW CARCO ACQUISITION LLC

Dated as of June 10, 2009

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Section 9.17	Expenses	21

MASTER INDUSTRIAL AGREEMENT

THIS MASTER INDUSTRIAL AGREEMENT (this “Agreement”) is entered into as of June 10, 2009 by and among FIAT GROUP AUTOMOBILES S.p.A., a Società Per Azioni organized and existing under the laws of Italy (“FGA”), FIAT POWERTRAIN TECHNOLOGIES S.p.A., a Società Per Azioni organized and existing under the laws of Italy (“FPT”), and FIAT NORTH AMERICA LLC (“FNA” and, collectively with FGA and FPT, “Fiat”) and NEW CARCO ACQUISITION LLC, a Delaware limited liability company (“Chrysler”). Chrysler and Fiat are referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, Chrysler and Fiat S.p.A., a Società Per Azioni organized and existing under the laws of Italy of which Fiat is a wholly owned subsidiary (“Fiat Parent”), have entered into the Master Transaction Agreement, dated April 30, 2009 (as amended or modified from time to time, the “Master Transaction Agreement”);

WHEREAS, in accordance with the terms and conditions of the Master Transaction Agreement and in consideration of the contributions of Fiat Technology pursuant to this Agreement, FNA will receive (A) limited liability company interests of Chrysler (the “Chrysler LLC Interests”) initially representing a 20% ownership interest in Chrysler by vote and value on a fully diluted basis, but that upon the occurrence of certain events set forth in the Operating LLC Agreement may represent up to a 35% ownership interest in Chrysler by vote and value on a fully diluted basis and (B) options to purchase additional Chrysler LLC Interests from Chrysler on and after January 1, 2013, such that Fiat Parent may, directly or indirectly, own a 51% ownership interest in Chrysler by vote and value on a fully diluted basis upon full exercise of such options;

WHEREAS, from and after the Closing (as defined in the Master Transaction Agreement), Fiat Parent and Chrysler and their respective Affiliates will have a variety of business and service relationships and, therefore, it is a condition to the closing of the transactions described in the Master Transaction Agreement that the Parties enter into this Agreement in order to provide for the rights and obligations of the Parties related to the industrial contributions and collaboration arrangements between the Parties;

WHEREAS, the Parties also wish to establish an Alliance Cooperation Board (the “ACB”), which shall serve as a governance structure for the Parties to use to optimize their operational and service relationships hereunder and to provide dispute resolution in case of any controversy or dispute which may arise therefrom; and

NOW, THEREFORE, in consideration of the above premises, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms in this Agreement shall have the meanings given to them in the Master Transaction Agreement, unless otherwise defined herein. The words in this Agreement have the meanings usually and customarily ascribed to them in commercial contracts, except that words that are defined below have the respective meanings given to them below.

“ACB” has the meaning given to it in the recitals hereto.

“ACB Members” has the meaning given to it in Section 3.6.

“Agreement” has the meaning given to it in the preamble hereto.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person, and any other Person specifically identified and mutually agreed upon by the Parties.

“Ancillary Agreements” means the (a) Master Technology and Product Sharing Agreement and definitive agreements entered into thereunder for individual programs, (b) Joint Procurement Agreement, (c) Global Distribution Agreement, and (d) Information and Communication Technology Cooperation Agreement. The term “Ancillary Agreement” shall include Term Sheets to the extent provided in Section 2.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Torino, Italy or Detroit, Michigan, United States of America.

“Chrysler” has the meaning given to it in the preamble hereto.

“Chrysler BoD” means the Board of Directors (as defined in the Operating LLC Agreement) of Chrysler.

“Chrysler Business Unit” means that portion of Chrysler’s business conducted under any of the “Chrysler,” “Jeep” or “Dodge” nameplate-level brands, or the “MOPAR” brand.

“Chrysler LLC Interests” has the meaning given to it in the recitals hereto.

“Chrysler Nominee” has the meaning given to it in Section 3.6.

“Chrysler Technology” has the meaning given to it in Section 6.14.

“Closing” means the closing under the Master Transaction Agreement.

“Conciliation Committee” has the meaning given to it in Section 4.6.

“Conciliation Period” has the meaning given to it in Section 4.6.

“Confidential Information” means any and all technical, manufacturing, business, financial, operational, administrative, marketing, technical, performance, cost or economic information, data, documents, designs, drawings, research developments, testing (including bench testing and crash testing), manufacturing, technology, inventions, patents, materials, product samples, models, trade secrets, prototype parts, know-how and information about operations, processes, strategies, plans, business models, computer programs, software, source code, systems, methodology, techniques, future product development plans, customers, suppliers or personnel pertaining to Fiat Parent or its Affiliates disclosed by Fiat Parent or its Affiliates to Chrysler or its Affiliates or, as the case may be, pertaining to Chrysler or its Affiliates disclosed by Chrysler or its Affiliates to Fiat Parent or its Affiliates, whether orally or in writing or in pictorial form, magnetic diskette, flash memory storage drive, CD, DVD, through an electronic data room or in any other form whatsoever (whether in electronic or non-electronic form), in connection with this Agreement and the Ancillary Agreements, together with any analysis, compilation, forecast, study, memoranda, notes or other writing prepared by the Receiving Party which contains or otherwise reflects or is based on the above.

“Confidential Personal Information” has the meaning given to it in Section 8.9(a).

“Control” means, with respect to Person, the direct or indirect ownership of more than fifty percent (50%) of the stock or other equity interests having voting or other rights to direct the management of such entity.

“Disclosing Party” means the Party (whether Fiat, Fiat Parent or Chrysler or any of their respective Affiliates, as the case may be) which is disclosing Confidential Information.

“Disputed Agenda Item” has the meaning given to it in Section 4.15.

“FGA” has the meaning given to it in the preamble hereto.

“Fiat” has the meaning given to it in the preamble hereto.

“Fiat BoD” means the Board of Directors of Fiat.

“Fiat Business Unit” means that portion of Fiat’s business conducted under any of the “Fiat”, “Abarth”, “Alfa Romeo”, “Lancia”, or “Fiat Professional” nameplate-level brands.

“Fiat Nominee” has the meaning given to it in Section 3.6.

“Fiat Parent” has the meaning given to it in the recitals hereto.

“Fiat Technology” has the meaning given to it in Section 6.4.

“Fiat Termination” has the meaning given to it in Section 6.2.

“FPT” has the meaning given to it in the preamble hereto.

“Initial Business Plan” means the Business Plan included in the Final Joint Restructuring Plan (as defined in the Master Transaction Agreement).

“Initial Meeting” has the meaning given to it in Section 4.3.

“IP” has the meaning given to it in Section 2.2.

“IT” has the meaning given to it in Section 2.5.

“Laws” means all laws, regulations, rules, orders, decrees or other directives carrying the force of law applicable to any activities engaged in by the Parties or their Affiliates in connection with this Agreement and the Ancillary Agreements from time to time, including, but not limited to, the U.S. Foreign Corrupt Practices Act and any similar anti-corruption or anti-bribery laws, rules or regulations applicable to the Parties in any jurisdiction other than the United States, without regard to their jurisdictional limitations, and export control under the laws, rules and regulations of the United States, the European Union, the United Nations, the Republic of Italy and other jurisdictions.

“LCIA” has the meaning given to it in Section 9.17.

“Master Transaction Agreement” has the meaning given to it in the recitals hereto.

“NAFTA” or “NAFTA Region” means Canada, Mexico, and the United States, and their respective territories.

“Operating LLC Agreement” means the fifth amended and restated limited liability company agreement of Chrysler.

“Party” (and “Parties”) has the meaning given to such terms in the recitals hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Receiving Party” means the Party (whether Fiat, Fiat Parent or Chrysler or any of their respective Affiliates, as the case may be) receiving the Confidential Information.

“Representatives” means, in respect of any of Chrysler or Fiat their respective directors, managers, officers, employees, accountants, consultants, attorneys, bankers or other advisors.

“Rules” has the meaning given to it in Section 9.16.

“Steering Committee” means a Steering Committee established by the ACB.

“Technology Extension Period” has the meaning given to it in Section 6.4.

“Technology Sharing Agreement” has the meaning given to it in Section 2.2.

“Term Sheets” means the term sheets with respect to the Ancillary Agreements attached hereto.

“Third Party” means any Person other than Fiat or Chrysler, their respective Affiliates, and the respective directors, officers and employees thereof.

Section 1.2 Interpretation and Rules of Construction. In this Agreement and the Ancillary Agreements, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement or the Ancillary Agreements to an

Article, Recital, Section or Exhibit, such reference is to an Article or Recital or Section of or Exhibit to, this Agreement or the Ancillary Agreements unless otherwise indicated; (b) the headings for this Agreement and the Ancillary Agreements are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement and the Ancillary Agreements; (c) whenever the words “include,” “includes” or “including” are used in this Agreement and the Ancillary Agreements, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement and the Ancillary Agreements, refer to this Agreement or the Ancillary Agreements as a whole and not to any particular provision of this Agreement or the Ancillary Agreements; (e) the definitions contained in this Agreement and the Ancillary Agreements are applicable to the singular as well as the plural forms of such terms; (f) references to a Person are also to the Person’s successors and permitted assigns; and (g) references to agreements and Laws are also to the same as amended, restated or otherwise modified from time to time.

ARTICLE II

INDUSTRIAL ALLIANCE

Section 2.1 General.

(a) This Agreement sets forth the terms and conditions governing the industrial alliance between the Parties pursuant to which the Parties will cooperate in the development, manufacture and distribution of passenger cars, minivans, SUVs, CUVs and similar vehicles, and light commercial vehicles and in the development and manufacture of powertrains by providing technical, management, marketing, distribution and other contributions and cooperation support, principally in accordance with the provisions set forth herein and specifically pursuant to the Ancillary Agreements.

(b) To the extent a Term Sheet has not been replaced by a definitive Ancillary Agreement on or prior to the date of this Agreement, the term “Ancillary Agreement” shall include such Term Sheet, and the Parties will work together in good faith to complete the conversion of any such Term Sheet into a definitive Ancillary Agreement as soon as reasonably practicable after the date of the Agreement, and in any event by September 30, 2009; provided, however, that certain of the Term Sheets and Ancillary Agreements provide for future agreements to be entered into from time to time by the Parties. During the time period from the date of this Agreement to the date of conversion of a Term Sheet into a definitive agreement, the Parties agree to perform their obligations under any such Term Sheet as if such Term Sheet was a definitive agreement.

(c) Notwithstanding the use in this Agreement and the Ancillary Agreements of the terms “Chrysler” and “Fiat”, (i) each of the rights and obligations arising pursuant to this Agreement and the Ancillary Agreements are applicable to and for the benefit of each Party and its applicable Affiliates; (ii) each Party has the right to designate any of its Affiliate(s) to provide or perform any of such Party’s obligations under this Agreement or under any Ancillary Agreement; and (iii) each of Chrysler and Fiat shall be responsible for the obligations to be performed by its respective Affiliates under this Agreement and under the Ancillary Agreements.

(d) Notwithstanding anything to the contrary specified in this Agreement, the parties agree that FNA is the entity that will be assigned (without release of FGA or FPT) to perform the obligations of Fiat hereunder as they relate to obligations under this Agreement that are to be performed in the United States (including the contribution of the Fiat Technology).

Section 2.2 Technology and Product Sharing. At the Closing, the Parties agree that the Master Technology and Product Sharing Term Sheet attached hereto as Exhibit A will be binding upon the Parties in accordance with Section 2.1(b). The Master Product and Technology Sharing Term Sheet contains the terms and conditions with respect to the sharing of technology and products (including vehicle platforms, complete vehicles built from such vehicle platforms, or powertrains, components, modules and/or vehicle systems from such product platforms), including intellectual property (“IP”) rights therein, between Fiat and Chrysler.

Section 2.3 Purchasing. At the Closing, the Parties agree that the Joint Procurement Agreement Term Sheet attached hereto as Exhibit B will be binding upon the Parties in accordance with Section 2.1(b). The Joint Procurement Term Sheet contains the terms and conditions governing the participation by the Parties in joint purchasing activities designed to yield preferred pricing and logistic terms, including, but not limited to, with respect to the shared platforms and with common suppliers.

Section 2.4 Distribution. At the Closing, the Parties agree that the Global Distribution Term Sheet attached hereto as Exhibit C will be binding upon the Parties in accordance with Section 2.1(b). The Global Distribution Term Sheet contains terms and conditions governing the distribution of Chrysler, Jeep and Dodge-badged vehicles outside of the NAFTA Region and Fiat and Alfa Romeo-badged vehicles inside the NAFTA Region, the administration of after-sales warranty and the supply of service parts, parts warehousing and distribution.

Section 2.5 Information Technology. At the Closing, the Parties agree that the Information and Communication Technology Cooperation Term Sheet attached hereto as Exhibit D will be binding upon the Parties in accordance with Section 2.1(b). The Information and Communication Technology Cooperation Term Sheet contains the terms and conditions governing the information and communication technology (“IT”) services and IT cooperation of the Parties.

Section 2.6 Related Party Issues. The Parties agree that additional arrangements between them (other than for the technology contribution and management services) that are not covered by the Master Transaction Agreement, this Agreement or the Ancillary Agreements, including any access by Fiat to Chrysler United States Department of Energy-funded technology, will be on arm’s-length terms and will require approval of the arrangement in accordance with the applicable internal policies of the Parties regarding related party transactions.

Section 2.7 Approval of Specific Programs. In furtherance of achieving the targeted operating results contemplated by the Initial Business Plan, Chrysler must approve each specific vehicle, platform and powertrain program contemplated by the Initial Business Plan, prior to the “delegation of authority to spend” with respect to such program (as defined in Chrysler’s development system) and the corresponding Fiat spending policies. The Parties may agree to cancel projects included in the Initial Business Plan and may agree on additional projects to add to the Initial Business Plan, in accordance with the respective internal approval procedures of the Parties.

ARTICLE III

ESTABLISHMENT OF ACB; TASKS AND

RESPONSIBILITIES OF ACB; STEERING COMMITTEES

Section 3.1 General. The ACB will perform its activities in accordance with all legal requirements applicable to the cooperation of independent companies, including all applicable antitrust and competition Laws, and the resolutions of the Fiat BoD and the Chrysler BoD.

Section 3.2 Establishment of ACB. On the date hereof, Fiat and Chrysler shall form the ACB, which shall consist of six individuals, three of whom shall be nominated by Fiat, and three of whom shall be nominated by Chrysler, each initially in accordance with the provisions set forth in Section 3.6.

Section 3.3 Tasks and Responsibilities of ACB. It is the task of the ACB to provide a venue for review of disputes and controversies relating to the Ancillary Agreements and questions regarding the interpretation of the Ancillary Agreements.

The ACB shall:

(a) interpret this Agreement and the Ancillary Agreements;

(b) resolve any controversy or dispute arising out of or in connection with the Ancillary Agreements, following submission to the ACB of such dispute by a Steering Committee, within a deadline of thirty (30) days after submission of respective request by a Party; and

(c) decide on all other matters or resolve such controversy or such dispute which are or have been jointly referred to the ACB by the Parties (e.g., scope of products and services inadvertently omitted from the Ancillary Agreements).

Section 3.4 Steering Committees. Unless otherwise provided herein, the ACB may establish one or more Steering Committees, each of which shall consist of an equal number of Chrysler and Fiat nominees. A Steering Committee may coordinate the day-to-day operations and management of the subject matter of one or more Ancillary Agreements. The Parties agree to cause their respective Steering Committee nominees to solve all matters delegated for decision or resolution as soon as reasonably practicable in accordance with the rules established for such Steering Committee by the ACB. Steering Committee members shall not be entitled to remuneration as a result of their service as Steering Committee members. Costs and expenses incurred by the Steering Committee members in connection with their activities as a member of the Steering Committee shall be borne by the Party nominating such member.

Section 3.5 ACB Report. The ACB shall report its activities quarterly to the FNA BoD and Chrysler BoD.

Section 3.6 Initial ACB Members. Each of Fiat and Chrysler shall have the right to nominate three (3) members of the ACB of the respective Party. The initial members of Fiat will be Giorgio Fossati, Richard Palmer and Silvia Vernetti (the “Fiat Nominees”). The initial members of Chrysler will be appointed by Chrysler within 30 days of the date hereof (each a “Chrysler Nominee”) and Chrysler shall provide notice to Fiat promptly following the appointment of such initial Chrysler Nominees. The Fiat Nominees and the Chrysler Nominees collectively shall be referred to as the “ACB Members”.

Section 3.7 Replacement; Vacancies. Each of the Fiat Nominees and the Chrysler Nominees shall hold office during the term of this Agreement unless such nominee is replaced by some other person pursuant to the provisions of this Section 3.7. Fiat shall have the right to replace at any time any of the Fiat Nominees by written notice to Chrysler; Chrysler shall have the right to replace at any time any of the Chrysler Nominees by written notice to Fiat. Each of the ACB Members shall be entitled to resign from his or her office at any time by giving written notice to all other ACB Members, Fiat and Chrysler. Fiat shall have the right to fill a vacancy of a Fiat Nominee and Chrysler shall have the right to fill a vacancy of a Chrysler Nominee, in each case by giving notice to the other Party.

Section 3.8 No Remuneration. The ACB Members shall not be entitled to remuneration for their service as ACB Members. Costs and expenses incurred by the ACB Members in connection with their activities as members of the ACB shall be borne by the Party nominating a member.

ARTICLE IV

MEETINGS, QUORUM AND RESOLUTIONS OF THE ACB; CONCILIATION

COMMITTEE

Section 4.1 Meeting Schedule. The ACB shall meet as often as it deems necessary (but in no event less frequently than quarterly or appropriate or on request of at least two of the ACB Members. The ACB may meet in person, by telephone conference or by video conference (or by any combination thereof).

Section 4.2 Invitation Notice. Two ACB Members, acting together, shall be entitled to request a meeting of the ACB by giving notice via email to the ACB Members. Such notice must state the location (which, absent the consent of the other Party for an alternative location, must be Torino, Italy if called by Chrysler Nominees and Detroit, Michigan, United States of America if called by Fiat Nominees), date and hour of the proposed meeting and shall be issued as early as possible but not less than five (5) Business Days prior to the proposed meeting. The notice shall provide for a specific agenda and a description of the items requiring discussion and resolution by the ACB. The individual agenda items shall be supported by the appropriate documentation. All ACB Members shall be provided with the same documentation in connection with any proposed meeting.

Section 4.3 Quorum. No meeting of the ACB may take place unless a quorum is present as determined in accordance with this Section 4.3. The ACB shall have a quorum if at least two (2) Fiat Nominees and at least two (2) Chrysler Nominees are present or being represented by another ACB Member presenting a written proxy notice to act on the ACB

Member’s behalf at the applicable meeting. If a quorum is not present at any meeting (“Initial Meeting”), a second meeting having only the agenda of the Initial Meeting shall be convened. Two ACB Members, acting together, shall be entitled to give notice, including the items required to be included in the notice in accordance with Section 4.2, via email to the other ACB Members of such second meeting, provided, however, that (i) the notice period for the second meeting is not less than ten (10) Business Days and (ii) the notice explicitly states that such second meeting shall have a quorum if at least one (1) Fiat Nominee and at least one (1) Chrysler Nominee will be present.

Section 4.4 Voting Rights; Resolutions. The Chrysler ACB Members shall collectively have one (1) vote and the Fiat ACB Members shall collectively have one (1) vote, and all decisions and resolutions of the ACB shall be made or passed unanimously.

Section 4.5 Failure of the ACB Members to Decide Unanimously. If the ACB Members cannot decide or resolve an agenda item unanimously at any meeting of the ACB, the meeting shall be adjourned with respect to such agenda item (“Disputed Agenda Item”). The ACB members may call a special meeting of the ACB, in accordance with Section 4.2, to decide or resolve the Disputed Agenda Item. If no such special meeting has been called, the Disputed Agenda Item shall be an agenda item at the next regularly scheduled ACB meeting. This meeting (and only for the Disputed Agenda Item) shall have a quorum if at least one Fiat Nominee and one Chrysler Nominee are present in person, neither of whom may be represented by proxy. Each of the ACB Members present shall have one vote and a decision shall be made or a resolution shall be passed unanimously.

Section 4.6 Conciliation Committee. If the Disputed Agenda Item cannot be decided or resolved unanimously, two ACB Members, acting together, shall be entitled to submit the Disputed Agenda Item to a committee, which shall be comprised of the CEO of FNA and a designee of Chrysler (“Conciliation Committee”). The Conciliation Committee shall decide or resolve unanimously in a reasonable time period, but not later than thirty (30) days after the Conciliation Committee has received the respective request (“Conciliation Period”) taking into account the legitimate business interests of the parties affected by such decision or resolution.

Section 4.7 Absence of Decision or Resolution. If the Conciliation Committee fails to provide a unanimous decision or resolution within the Conciliation Period, then either Party may seek arbitration in accordance with Section 9.17.

Section 4.8 Resolutions, Decisions and Minutes. Resolutions, decisions and minutes of all meetings of the ACB shall be prepared by at least one (1) ACB Member of each of Fiat and Chrysler and shall be signed by two Chrysler Nominees and two Fiat Nominees. The signed minutes shall form the basis for the interpretation of the decisions and resolutions made or passed by the ACB. Resolutions, decisions and minutes shall be kept in the corporate records of both Fiat and Chrysler.

Section 4.9 ACB Office. The ACB shall establish guidelines for the preparation and distribution of documents, as well as other organizational measures, and shall designate an office for the coordination of ACB matters.

ARTICLE V

BINDING EFFECT OF ACB DECISIONS AND RESOLUTIONS

Section 5.1 Chrysler BoD and/or Fiat BoD Rules of Procedure. The rules of procedure of both Fiat BoD and Chrysler BoD (including, but not limited to any requirement to involve, prior to any decision or resolution, the Fiat BoD and Chrysler BoD and/or supervisory bodies) shall remain unaffected hereby.

Section 5.2 Instructions to Adhere. The Parties shall cause its respective Affiliates, which are a party to the respective Ancillary Agreement if any, to adhere to this Agreement as if such party were a Party to this Agreement.

Section 5.3 Binding Effect. Notwithstanding the generality of the foregoing, the Parties and their Affiliates shall be bound by the decisions and resolutions of the ACB, the Conciliation Committee and the Steering Committees to the extent such decisions and resolutions are made in accordance with the terms of this Agreement.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term. This Agreement shall become effective on the Closing and shall continue to be effective unless and until terminated in accordance with the terms hereof.

Section 6.2 Termination by Fiat. From and after the second (2nd) anniversary of the Closing, Fiat shall have the right to terminate this Agreement and all, but not less than all, of the Ancillary Agreements on one hundred twenty (120) days’ prior written notice (a “Fiat Termination”).

Section 6.3 Termination by Either Party. This Agreement and all of the Ancillary Agreements shall terminate upon:

(a) mutual agreement of the Parties;

(b) the election of the non-breaching Party upon the material breach by the other Party of this Agreement or one or more Ancillary Agreements (with materiality determined with reference to all Ancillary Agreements taken as a whole);

(c) the commencement of a voluntary or involuntary case or other proceeding by or against Chrysler seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, which in the case of an involuntary proceeding is not stayed or lifted within 30 days; the application for or consent to the appointment of a receiver, trustee, liquidator or custodian by Chrysler for itself or of all or a substantial part of its property; the making by Chrysler of a general assignment for the benefit of any of its creditors; or the taking by Chrysler of any action for the purpose of effecting any of the foregoing; or

(d) the commencement of a voluntary or involuntary case or other proceeding by or against any of FGA, FPT or Fiat Parent seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, which in the case of an involuntary proceeding is not stayed or lifted within 30 days; the application for or consent to the appointment of a receiver, trustee, liquidator or custodian by any of FGA, FPT or Fiat Parent, any for itself or of all or a substantial part of its property; the making by any of FGA, FPT or Fiat Parent of a general assignment for the benefit of any of its creditors; or the taking by any of FGA, FPT or Fiat Parent of any action for the purpose of effecting any of the foregoing.

Section 6.4 Effect of Termination.

(a) Upon the occurrence of a Fiat Termination, a termination by Chrysler under Section 6.3(b) or a termination under Section 6.3(d):

(i) Fiat will surrender all of its right, title and interest in and to any Chrysler LLC Interests if such termination occurs prior to the earlier of (y) four (4) years following the Closing and (z) the satisfaction of all of the performance targets contemplated pursuant to Section 3.4 of the Operating LLC Agreement that entitle Fiat to receive the entire fifteen percent (15%) amount of the Performance Equity (as defined in the Operating LLC Agreement);

(ii) Fiat will, at Chrysler’s request, continue distribution of Chrysler vehicles and parts, and related information technology services, on the same terms and conditions as in effect immediately prior to the effective date of termination, outside of NAFTA for two (2) years (and such longer period as may be required in a specific jurisdiction under applicable local Laws) and cooperate with Chrysler and any successor general distributor to facilitate a future direct contractual arrangement between Chrysler or such successor and the affected dealer network participants following such two (2) year period (for a period of no more than six (6) months) on reasonable commercial terms to be agreed upon by the Parties in good faith; and

(iii) Chrysler shall retain the right to use (and, as applicable, receive supply of) the product platforms, components, parts, technology, data, documentation, and other similar information and materials, including any IP rights in the foregoing, that Fiat makes available to Chrysler hereunder and under any Ancillary Agreement (the “Fiat Technology”), on the same terms in effect on the effective date of termination, for a period ending thirty-six (36) months from the date of termination (the “Technology Extension Period”); provided, however, that such Fiat Technology will continue to be subject to any limitations on licensing and branding then in effect under the applicable Ancillary Agreement. Following the expiration of the Technology Extension Period, Chrysler shall have the right to continue to utilize Fiat Technology for a period ending on the end of production date with respect to Fiat Technology relating to a vehicle in existence on the date of termination on the same terms (other than with respect to the payment of royalties) in effect on the effective date of termination but at commercially reasonable royalty rates to be mutually agreed upon by the Parties in good faith or, failing such mutual agreement, as determined through the ACB dispute resolution process; provided, however, that such Fiat Technology will continue to be subject to any limitations on licensing and branding then in effect under the applicable Ancillary Agreement.

(b) Upon the occurrence of a Fiat Termination, a termination by Fiat under Section 6.3(b) or a termination under Section 6.3(c):

(i) Chrysler will, at Fiat’s request, continue distribution of Fiat vehicles and parts and related information technology services, on the same terms and conditions as in effect immediately prior to the effective date of termination, inside of NAFTA for two (2) years (and such longer period as may be required in a specific jurisdiction under applicable local Laws) and cooperate with Fiat to facilitate a future direct contractual arrangement between Fiat and the affected dealer network participants, in a separate facility and location on reasonable commercial terms to be agreed upon; and following such two (2) year period (for a period of no more than six (6) months) on reasonable commercial terms to be agreed upon by the Parties in good faith; and

(ii) Fiat shall retain the right to use (and, as applicable, receive supply of) the product platforms, components, parts, technology, data, documentation, and other similar information and materials, including any IP rights in the foregoing, that Chrysler makes available to Fiat hereunder and under any Ancillary Agreement (the “Chrysler Technology”), on the same terms in effect (other than with respect to the payment of royalties) on the effective date of termination, for a period ending the later of (A) thirty-six (36) months from such date of termination and (B) the end of production date, with respect to Chrysler Technology relating to a vehicle in existence on the date of termination at commercially reasonable royalty rates to be mutually agreed upon by the Parties in good faith or, failing such mutual agreement, as determined through the ACB dispute resolution process; provided, however, that such Chrysler Technology will continue to be subject to any limitations on licensing and branding then in effect under the applicable Ancillary Agreement.

(c) Upon the occurrence of any termination:

(i) each Party may use the ideas, concepts, know-how and techniques related to the other Party’s business activities which are contained in the Confidential Information of that other Party and retained in the memories of employees who have had access to such Confidential Information pursuant to this Agreement and the Ancillary Agreements; and

(ii) each Party will negotiate in good faith the terms and conditions of transition services required by both Parties under each Ancillary Agreement (other than with respect to the rights and services otherwise provided for after a termination hereunder in other subsections of this Section 6.4), each in accordance with the applicable transition services provision upon termination set forth in each such Ancillary Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Party;

(b) this Agreement has been duly executed and delivered, and (assuming due authorization, execution and delivery by the other Party) constitutes the legal, valid and binding obligations of the Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(c) the execution, delivery and performance of this Agreement, and the consummation by it of the transactions contemplated thereby, do not and will not conflict with, or result in a breach or violation of or default under, any applicable law or any note, indenture, contract, agreement or instrument to which it is a party or is otherwise subject; and

(d) it is and shall be in compliance with Laws in connection with its performance under this Agreement and under the Ancillary Agreements.

Section 7.2 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VII, IN THE MASTER TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NONE OF THE PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SUCH PARTY, SUCH PARTY’S ASSETS OR LIABILITIES OR SUCH PARTY’S PERFORMANCE, IN EACH CASE RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND THE PARTIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE VIII

CONFIDENTIALITY AND DATA

Section 8.1 Confidential Information. Each Receiving Party shall during the term of this Agreement through the termination of this Agreement and for a period of three (3) years after termination of this Agreement:

(a) treat and hold all Confidential Information of the Disclosing Party in its possession in strict confidence using the same degree of care that it uses to protect its own Confidential Information of like importance and at least corresponding to the standard of care normally applied in the automotive industry;

(b) ensure proper and secure storage for all written or pictorial or magnetic Confidential Information of the Disclosing Party in its possession;

(c) reveal such Confidential Information only to those of its Representatives or Affiliates who (i) need to know the Confidential Information solely for the purpose of performing responsibilities consistent with this Agreement and the Ancillary Agreements, (ii) before disclosure of the Confidential Information to them are informed by the Receiving Party of the confidential nature of the Confidential Information, and (iii) in the case of Affiliates, agree to act in accordance with the terms and conditions of this Agreement, as if they were a Party hereto;

(d) procure that all of its Representatives to whom such disclosure is made will act in accordance with the terms and conditions of this Agreement, as if each of them was a Party hereto;

(e) not divulge or disclose to Third Parties, directly or indirectly, in whole or in part, orally, in writing, in pictorial form, on a flash memory storage drive, CD, DVD or magnetic diskette, through an electronic data room or in any other form whatsoever (whether in electronic or non-electronic form) any Confidential Information of the Disclosing Party without the Disclosing Party’s prior express consent in writing;

(f) not use, in whole or in part, any Confidential Information of the Disclosing Party for any purpose other than performance of its obligations hereunder and under the Ancillary Agreements; and

(g) not copy, duplicate, reproduce or record in whatsoever manner the Disclosing Party’s Confidential Information except as necessary for circulation among its (and its Affiliate’s) key employees and Representatives for a purpose permitted by this Agreement.

Section 8.2 Permitted Use; Disclosures.

(a) To the extent that any Confidential Information of a Party is IP of that Party or constitutes IP that such Party is licensed or otherwise permitted by other persons to use, the Receiving Party shall be permitted to use such Confidential Information in accordance with the terms and conditions of this Agreement if and to the extent provided by the rights and licenses granted in the Ancillary Agreements and nothing in this Agreement shall limit, alter or supplant such rights or licenses. Notwithstanding anything to the contrary herein, if the rights and licenses granted in the Ancillary Agreements permit the sublicensing or disclosure of IP that also constitutes Confidential Information of a Party, the Receiving Party may disclose such IP without obtaining the consent of the Disclosing Party, provided that the Receiving Party procures that all Third Parties to whom such disclosure is made will agree to measures that are at least as protective of the disclosed information as the terms hereof.

(b) After notification in writing to the Disclosing Party, the Receiving Party may disclose Confidential Information to a contractor or supplier of the Receiving Party who reasonably has a need to know such Confidential Information in order for the Receiving Party to fulfill its obligations hereunder, including any Ancillary Agreements, or that is reasonably necessary to enable the contractor or supplier to: (i) quote or supply a product, component or technology, to the Receiving Party or its Affiliates; (ii) provide engineering services to the Receiving Party or its Affiliates; or (iii) to assemble or manufacture any product, component or technology on behalf of the Receiving Party or its Affiliates; provided, however, that the contractor or supplier of the Receiving Party agrees in writing (or as otherwise agreed) to protect the confidentiality of such Confidential Information in a manner consistent with the procedures that the Disclosing Party uses to protect such Confidential Information and has conveyed to the Receiving Party.

Section 8.3 Data. With respect data and information used by a Party or its Affiliates in the course of performing its obligations or receiving any benefit pursuant to this

Agreement and the Ancillary Agreements, and except as may be set forth in any other written agreement between the Parties or their Affiliates:

(a) As between the Parties and their Affiliates, except as otherwise set forth herein or in an Ancillary Agreement, each Party and its Affiliates shall retain all IP rights in all data and information owned by such Party as of the date of this Agreement.

(b) Except as set forth in this Section 8.3, unless otherwise agreed in writing by the Parties or in an Ancillary Agreement, each Disclosing Party shall own all IP rights in data and information it develops in the course of performing its obligations hereunder and under the Ancillary Agreements. All other data and information provided by each Party (including its Affiliates) and their respective licensors and information and content provided in connection with performance hereunder and under the Ancillary Agreements shall remain the property of such Party.

(c) Each Party will securely store data and information owned by or together with the other Party. Such data and information shall be deemed Confidential Information hereunder. If a Receiving Party loses or damages the Disclosing Party’s data and information for storage by the Receiving Party, the Receiving Party shall immediately notify the Disclosing Party in writing of such loss or damage and shall use commercially reasonable efforts to recover and re-process such data and information as soon as reasonably practical and at the Disclosing Party’s own costs.

Section 8.4 Information Not Deemed Confidential. Confidential Information does not include information which: (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Affiliates or Representatives in violation of this Agreement; (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party; (c) becomes available to the Receiving Party on a non-confidential basis from a Person other than the Disclosing Party who is not otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise not under an obligation to the Disclosing Party not to transmit the information to the Receiving Party; (d) has been independently developed by the Receiving Party and the Receiving Party can so prove; or (e) the Disclosing Party has previously authorized in writing to divulge or communicate to third parties.

Section 8.5 Required Disclosures; Notice. In the event that the Receiving Party, or its Representative, as the case may be, is requested pursuant to, or required by, applicable Law or by legal process (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any part of the Confidential Information, or that the Confidential Information has been made available, the Receiving Party, or its Representative, as the case may be, requested or required to make the disclosure shall provide the Disclosing Party with prompt notice of any such request or requirement, and cooperate with such Disclosing Party to limit such disclosure in a manner which attempts to maintain the confidentiality of the subject Confidential Information to the extent permitted by Law including, but not limited to, seeking a protective order or any other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party, or its Representative, as the case may be, requested or required to make the disclosure is nonetheless, after consultation with counsel, legally compelled to disclose the Confidential Information, the Receiving Party, or its Representative, as the case may be, requested or required to make the disclosure may, without liability hereunder, disclose only that portion of the Confidential Information which it reasonably believes is legally required to be disclosed. Notwithstanding any of the foregoing, a Disclosing Party may, in its sole discretion, waive compliance with the confidentiality provisions of this Agreement.

Section 8.6 No Implied Rights. Except as expressly provided in this Agreement, all Confidential Information is and shall remain the property of the Disclosing Party and/or its Affiliates. By disclosing Confidential Information to the Receiving Party, the Disclosing Party and/or its Affiliates do(es) not grant any express or implied rights or license to the Receiving Party and/or its Affiliates to or under any patents, patent applications, inventions, copyrights, trademarks, trade secret information, or other intellectual property rights heretofore or hereafter possessed by the Disclosing Party and/or its Affiliates.

Section 8.7 Injunctive Relief. Each Party agrees that, due to the unique nature of the Confidential Information of the other Party, the unauthorized disclosure or use of the Disclosing Party’s Confidential Information may cause irreparable harm and significant injury to such Party, the extent of which shall be difficult to ascertain and for which there may be no adequate remedy at Law. Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Article without the necessity of posting any bond or other security.

Section 8.8 Delivery of Data and Information. If so requested in writing, a Party holding any Confidential Information or other data and information owned by the other Party shall promptly deliver such data and information to the other Party, at the requesting Party’s expense, in the format in which the delivering Party holds such Confidential Information or other data and information as of the time of such request. If requested by the requesting Party, after delivery, the delivering Party shall delete or destroy any copies of such Confidential Information or other data and information in the delivering Party’s possession, provided that if the delivering Party requires such information in order to perform an obligation hereunder, then the delivering Party shall not be required to continue to perform such obligation. Notwithstanding the foregoing, (i) if the delivering Party is unable to access the Confidential Information or other data and information using its reasonable best efforts, the delivering Party shall be relieved of its delivery obligation, and (ii) if the delivering Party is unable to delete the Confidential Information or other data and information from its archives using its reasonable best efforts, the delivering Party may retain the relevant Confidential Information or other data and information and provide a copy thereof to the requesting Party. In either such event, the delivering Party shall provide notice to the requesting Party that it was unable to deliver or delete such data, and the delivery Party shall be prohibited from using such Confidential Information or other data and information for any purpose unrelated to this Agreement and the Ancillary Agreements and the delivery Party and its Affiliates and Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

Section 8.9 Data Privacy.

(a) The Parties will treat Confidential Personal Information (as defined below) confidentially and use or disclose Confidential Personal Information only in connection with performing their obligations under this Agreement and under the Ancillary Agreements. The Parties each will restrict disclosure of Confidential Personal Information to their Affiliates, employees or agents who have a need to know such information in connection with performing their obligations under this Agreement and under the Ancillary Agreements. “Confidential Personal Information” means all personally identifiable information about employees, customers and their representatives or any other person whose personally identifiable information is subject to the performance of the Parties’ obligations under this Agreement and under the Ancillary Agreements, including, but not limited to, (a) names, addresses, telephone numbers, account numbers, and lists of, and specific demographic, financial, and transaction information for, such persons, (b) all “non-public personal information” as defined in the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, as amended, and (c) any non-public personal information that is subject to restrictions on public disclosure under any Law of the European Union or Italy.

(b) Unless otherwise prohibited by Law each Party will promptly notify the other Party of any legal process served on such Party for the purpose of obtaining Confidential Personal Information and, prior to disclosure of any Confidential Personal Information in connection with such process, use its commercially reasonable best efforts to give the other Party adequate time to exercise its legal options to prohibit or limit such disclosure.

(c) In furtherance of their obligations under this Article IX, the each Party will implement appropriate measures designed to meet the following objectives: (a) protect the security and confidentiality of Confidential Personal Information, (b) protect against any anticipated threats or hazards to the security or integrity of such information, (c) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the person about whom the Confidential Personal Information refers and (d) otherwise safeguard and protect such information in compliance with all applicable Law.

(d) Until such time as the Parties agree on alternate measures to ensure adequate protection of Confidential Personal Information, without limiting the foregoing, in connection with the performance of their obligations under this Agreement and under the Ancillary Agreements, each Party shall comply with a privacy policy mutually agreed by the Parties and meeting any legal requirements applicable to Chrysler and/or to Fiat. The foregoing provisions also apply to a Party that has access to Confidential Personal Information owned by the other Party (including its Affiliates) for any reason.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Relationship of the Parties. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement or the Ancillary Agreements will be construed as creating a joint venture, association, partnership, franchise, or other form of business or relationship, and nothing contained in this Agreement or the Ancillary

Agreements will be construed as making a Party liable for the debts or obligations of the other Party, unless expressly provided in this Agreement or the Ancillary Agreements.

Section 9.2 Non-Solicitation. The Parties agree not to directly or indirectly, solicit, attempt to solicit, hire or attempt to hire any individual then employed or engaged by the other Party at any time during the term of this Agreement. Fiat agrees that the rights and obligations set forth in the prior sentence will apply to the Fiat Parent (i.e., Fiat Parent and its Affiliates will not solicit employees of Chrysler and Chrysler will not solicit employees of Fiat Parent or its Affiliates). The provisions of this Section will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit individuals employed by the other Party) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) not specifically directed to such individuals.

Section 9.3 Audit. Subject to the confidentiality obligations set forth herein, each Party has the right, from time to time (but not more than twice annually) during the term of this Agreement and for three (3) years thereafter, at such Party’s expense and upon reasonable prior notice, to audit, make extracts from and discuss with relevant personnel, during regular business hours, all files, books, records and supporting documentation of the other Party and/or its Affiliates with respect to costs, accounts to be paid and other similar obligations arising in connection with the other Party’s and/or its Affiliate’s performance under this Agreement and under the Ancillary Agreements.

Section 9.4 Language. The Parties agree that this Agreement, the Ancillary Agreements and all communications exchanged by the Parties pursuant to the Agreement and the Ancillary Agreements will be provided in the English language. If this Agreement or any Ancillary Agreement is translated into another language for the convenience of a Party, the English text will govern any question with respect to interpretation of such Agreement or Ancillary Agreement.

Section 9.5 Binding Effect; Assignment. This Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the rights, obligations and remedies hereunder (including any amounts to be paid or received hereunder) shall not be assignable or transferable by either Party (including by operation of Law) without the prior written consent of the other Party (to be given in its sole discretion), except that (a) either Party may assign, delegate or transfer this Agreement to any Affiliate of such Party; (b) either Party may assign or otherwise transfer its rights and delegate its obligations under this Agreement (in whole or in part) in connection with a sale of all or substantially all of its assets or a merger or other similar change of Control transaction involving Chrysler or Fiat Parent; (c) Chrysler or a Chrysler Business Unit may assign or otherwise transfer its rights and delegate its obligations under this Agreement (in whole or in part) in connection with a sale of all or substantially all of its assets or a merger or other similar change of Control transaction of one or more Chrysler Business Units; and (d) Fiat or a Fiat Business Unit may assign or otherwise transfer its rights and delegate its obligations under this Agreement (in whole or in part) in connection with a sale of all or substantially all of its assets or a merger or other similar change of Control transaction of one or more Fiat Business Units. Any attempted assignment that does not comply with the terms of this Section shall be null and void ab initio.

Section 9.6 Entire Agreement; Amendment. This Agreement, including the Ancillary Agreements, any annexes and attachments referred to herein or attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.

Section 9.7 Notices. Any notice, notification, request, demand or determination provided by a Party shall be in writing and shall be delivered in hard copy using one of the following methods and shall be deemed delivered upon receipt: (i) by hand, (ii) by a reputable express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid. Unless otherwise notified, the foregoing notices shall be delivered as follows:

(a)	if to Fiat:

Fiat Group Automobiles S.p.A.

Corso Agnelli 200

I-10135 Torino, Italy

Attention: General Counsel

and

Fiat Powertrain Technologies S.p.A.

Corso Settembrini 167

10135 Torino, Italy

Attention: General Counsel

and

Fiat North America LLC

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Attention: Chief Executive Officer

(b)	if to Chrysler:

New CarCo Acquisition LLC

1000 Chrysler Drive

CIMS 485-14-96

Auburn Hills, Michigan 48326

United States of America

Attention: General Counsel

Section 9.8 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

Section 9.9 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or portion thereof) to any person, entity or circumstance is held to be invalid, illegal or otherwise unenforceable in any respect by a final judgment, order of a court of competent jurisdiction, such provision shall be deemed to be void and unenforceable. Notwithstanding the preceding sentence, the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

Section 9.10 Consents and Approvals. Except where expressly provided as being in the sole discretion of a Party, where any agreement, approval, acceptance, consent, confirmation, determination, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

Section 9.11 No Waiver. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

Section 9.12 Survival. Any provision of this Agreement or an Ancillary Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Specifically, Sections 4.5, 4.6, 4.7, 6.4, Article III and Article IX shall survive any termination or expiration of this Agreement.

Section 9.13 No Third Party Beneficiaries. Except for applicable Affiliates of the Parties, this Agreement is entered into solely between, and may be enforced only by, Chrysler and Fiat and shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties, unless expressly agreed in writing by the Parties.

Section 9.14 Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

Section 9.15 Damages. No Party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive or incidental damages, or damages that result from the application of a multiplier, arising out of the breach or alleged breach of this Agreement or any Ancillary Agreement, except to the extent such damages are payable in connection with:

(a) a third party claim;

(b) warranty claims, product liability claims and recall obligations arising under a Product Definitive Agreement;

(c) death or personal injury;

(d) illegal actions;

(e) fraud or willful misconduct; or

(f) breaches of confidentiality obligations.

Section 9.16 Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the Law of the Sate of New York, without giving effect to the principles thereof relating to the conflicts of Laws, and excluding the Convention on the International Sale of Goods. Each of the Parties: WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17 Arbitration. All claims, controversies or disputes arising in connection with this Agreement shall be finally decided in accordance with the arbitration rules (the “Rules”) of the London Court of International Arbitration (“LCIA”) by three arbitrators appointed in accordance with such Rules. Arbitral proceedings shall take place in London, England before the LCIA and shall be conducted in the English language. The decision of the arbitrator shall be final and binding upon the Parties and will not be subject to any appeal of any kind to resolve the dispute. The parties waive any right to appeal and/or seek any remedy before any court that would have competence on the matters in dispute in the absence of this Section, provided that, notwithstanding the foregoing, the parties may seek the intervention of the competent courts in order to enforce the arbitrator’s decision.

Section 9.18 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FIAT GROUP AUTOMOBILES S.p.A.

By:	/s/ Roberto Russo
	Name:	Roberto Russo
	Title:	Authorized Person

FIAT POWERTRAIN TECHNOLOGIES S.p.A.

By:	/s/Roberto Russo
	Name:	Roberto Russo
	Title:	Authorized Person

FIAT NORTH AMERICA LLC

By:	/s/ Giorgio Fossati
	Name:	Giorgio Fossati
	Title:	Vice President

NEW CARCO ACQUISITION LLC

By:	/s/ Giorgio Fossati
	Name:	Giorgio Fossati
	Title:	Vice President and Secretary